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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO._____) *


                               VISTEON CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92839U107
                  --------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the  appropriate  box to designate  the rule  pursuant to which this
      Schedule is filed:

            [X]   Rule 13d-1 (b)

            [_]   Rule 13d-1(c)

            [_]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (3-98)

CUSIP No.            92839U107
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons.         Brandes Investment Partners, L.P.
               I.R.S. Identification Nos. of above persons (entities only).        33-0704072

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization    Delaware

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           11,183,474
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      12,955,874

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person             12,955,874

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         10.0%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      IA, PN

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            92839U107
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons.         Brandes Investment Partners, Inc.
               I.R.S. Identification Nos. of above persons (entities only).     33-0090873

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization   California

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power            11,183,474
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      12,955,874

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person        12,955,874 shares are deemed to be beneficially
                                                                                   owned by Brandes Investment Partners, Inc., as
                                                                                   a control person of the investment adviser.
                                                                                   Brandes Investment Partners, Inc. disclaims any
                                                                                   direct ownership of the shares reported in this
                                                                                   Schedule 13G, except for an amount that is
                                                                                   substantially less than one per cent of the
                                                                                   number of shares reported herein.


          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)            10.0%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      CO, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            92839U107
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons.         Brandes Worldwide Holdings, L.P.

               I.R.S. Identification Nos. of above persons (entities only).                       33-0836630

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization   Delaware

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           11,183,474
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      12,955,874

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           12,955,874 shares are deemed to be
                                                                                      beneficially owned by Brandes Worldwide
                                                                                      Holdings, L.P., as a control person of the
                                                                                      investment adviser.  Brandes Worldwide
                                                                                      Holdings, L.P. disclaims any direct ownership
                                                                                      of the shares reported in this Schedule 13G.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         10.0%

------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      PN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            92839U107
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons.          Charles H. Brandes
               I.R.S. Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization    USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           11,183,474
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      12,955,874

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person         12,955,874 shares are deemed to be
                                                                                    beneficially owned by Charles H. Brandes, a
                                                                                    control person of the investment adviser.  Mr.
                                                                                    Brandes disclaims any direct ownership of the
                                                                                    shares reported in this Schedule 13G, except
                                                                                    for an amount that is substantially less than
                                                                                    one per cent of the number of shares reported
                                                                                    herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         10.0%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            92839U107
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons.          Glenn R. Carlson
               I.R.S. Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization    USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           11,183,474
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      12,955,874

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person          12,955,874 shares are deemed to be
                                                                                     beneficially owned by Glenn R. Carlson, a
                                                                                     control person of the investment adviser.  Mr.
                                                                                     Carlson disclaims any direct ownership of the
                                                                                     shares reported in this Schedule 13G, except
                                                                                     for an amount that is substantially less than
                                                                                     one per cent of the number of shares reported
                                                                                     herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         10.0%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            92839U107
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons.          Jeffrey A. Busby
               I.R.S. Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization     USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           11,183,474
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      12,955,874

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person         12,955,874 shares are deemed to be
                                                                                    beneficially owned by Jeffrey A. Busby, a
                                                                                    control person of the investment adviser.  Mr.
                                                                                    Busby disclaims any direct ownership of the
                                                                                    shares reported in this Schedule 13G, except
                                                                                    for an amount that is substantially less than
                                                                                    one per cent of the number of shares reported
                                                                                    herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)               [_]

          11.  Percent of Class Represented by Amount in Row (9)         10.0%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

              Visteon Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:

              One Village Center Drive, Van Buren Township, MI 48111


Item 2(a)     Name of Person Filing:

              (i)    Brandes Investment Partners, L.P.

              (ii)   Brandes Investment Partners, Inc.

              (iii)  Brandes Worldwide Holdings, L.P.

              (iv)   Charles H. Brandes

              (v)    Glenn R. Carlson

              (vi)   Jeffrey A. Busby

Item 2(b)     Address of Principal Business office or, if None, Residence:

              (i)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (ii)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iii)  11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iv)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (v)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (vi)   11988 El Camino Real, Suite 500, San Diego, CA  92130


Item 2(c)     Citizenship

              (i)    Delaware

              (ii)   California

              (iii)  Delaware

              (iv)   USA

              (v)    USA

              (vi)   USA

Item 2(d)     Title of Class Securities:

              Common

Item 2(e)     CUSIP Number:

              92839U107

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

              (a)    |_|  Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).

              (b)    |_|  Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).

              (c)    |_|  Insurance company as defined in section 3(a)(19) of
                          the Act (15 U.S.C. 78c).

              (d)    |_|  Investment company registered under section 8 of the
                          Investment Company Act (15 U.S.C. 80a-8).

              (e)    |_|  An investment adviser in accordance with
                          ss. 240.13d-1(b)(1)(ii)(E).

              (f)    |_|  An employee benefit plan or endowment fund in
                          accordance with ss. 240.13d-1(b)(ii)(F).

              (g)    |_|  A parent holding company or control person in
                          accordance with ss. 240.13d-1(b)(1)(ii)(G).

              (h)    |_|  A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813).

              (i)    |_|  A church plan that is excluded from the definition of
                          an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

              (j)    |X|  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

              This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)

Item 4.       Ownership:

              (a)    Amount Beneficially Owned:                      12,955,874

              (b)    Percent of Class:                                     10.0%

              (c)    Number of shares as to which the joint filers have:

                     (i)    sole power to vote or to direct the vote:       0

                     (ii)   shared power to vote or to direct
                            the vote:                                11,183,474

                     (iii)  sole power to dispose or to direct
                            the disposition of:                            0

                     (iv)  shared power to dispose or to direct
                           the disposition of:                       12,955,874

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|. N/A

Item 6.       Ownership of More than Five Percent on Behalf of
              Another Person.

                                      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                       N/A

Item 8.       Identification and Classification of Members of the Group.

                                  SEE EXHIBIT A

Item 9.       Notice of Dissolution of Group.

                                       N/A

Item 10.      Certification:

              (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                                BRANDES INVESTMENT PARTNERS, L.P.


                                By: /s/ Adelaide Pund
                                     -------------------------------------
                                     Adelaide Pund as Attorney-In-Fact for
                                     Charles H. Brandes, President of
                                     Brandes Investment Partners, Inc.,
                                     its General Partner

                                BRANDES INVESTMENT PARTNERS, INC.


                                By:  /s/ Adelaide Pund
                                     -------------------------------------
                                     Adelaide Pund as Attorney-In-Fact for
                                     Charles H. Brandes, President

                                BRANDES WORLDWIDE HOLDINGS, L.P.


                                By:  /s/ Adelaide Pund
                                     -------------------------------------
                                     Adelaide Pund as Attorney-In-Fact for
                                     Charles H. Brandes, President of
                                     Brandes Investment Partners, Inc.,
                                     its General Partner

                                By:  /s/ Adelaide Pund
                                     -------------------------------------
                                     Adelaide Pund as Attorney-In-Fact for
                                     Charles H. Brandes, Control Person

                                By:  /s/ Adelaide Pund
                                     -------------------------------------
                                     Adelaide Pund as Attorney-In-Fact for
                                     Glenn R. Carlson, Control Person

                                By:  /s/ Adelaide Pund
                                     -------------------------------------
                                     Adelaide Pund as Attorney-In-Fact for
                                     Jeffrey A. Busby, Control Person

                                    EXHIBITS

Exhibit A is incorporated by reference to Exhibit A of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit B is incorporated by reference to Exhibit B of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit C is incorporated by reference to Exhibit C of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit D is incorporated by reference to Exhibit D of Schedule 13G for 3Com Corporation filed February 14, 2005.